Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1999 Stock Option Plan, 2009 Equity Incentive Plan, and 2011 Equity Plan of Fluidigm Corporation of our report dated December 3, 2010, except for the last paragraph of Note 1 as to which the date is February 3, 2011, with respect to the consolidated financial statements of Fluidigm Corporation for the year ended December 31, 2009 included in the Registration Statement on Form S-1, as amended (File No. 333-170965), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Palo Alto, California

February 9, 2011